Exhibit 99.1

PRA International Provides Earnings Guidance

RESTON, Va., Jan 21, 2005 /PRNewswire-FirstCall via COMTEX/ — PRA International (Nasdaq: PRAI), a leading clinical research organization, today issued earnings guidance for the full years 2005 and 2006.

For the 2005 year, the Company expects net income to be within a range of $1.18 to $1.22 per diluted common share, with service revenue expected to be within a range of $308 million to $312 million. For the 2006 year, net income is expected to be within a range of $1.37 to $1.43 per diluted common share, with service revenue expected to be within a range of $345 million to $355 million.

The 2005 and 2006 earnings estimates represent PRA’s initial guidance since going public on November 17, 2004.

“We successfully concluded 2004 with an initial public offering, growing strength within our core therapeutic areas, and strong new business award activity in the fourth quarter,” said Pat Donnelly, PRA president and chief executive officer. “Our commitment to our Project Assurance SM customer satisfaction approach-which in turn has led to many new relationships and the continuing growth of existing ones-leaves us well-positioned to fully service opportunities in our target markets.”

PRA will hold a conference call today at 9:00 a.m. Eastern to provide supporting detail on the earnings guidance for the full years 2005 and 2006. The Company will also discuss 2004 new business awards and contract cancellations. The call will be available via live webcast at http://www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 30 days.

Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. The Company expects that non-cash stock option expense will reduce diluted net income per common share from the stated guidance amounts but is not yet able to quantify the impact of non-cash stock option expense, which will depend on the market price and trading history of PRA’s common stock.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, including estimates of net income and service revenue, as well as any other predictive statements dependent upon future events or conditions, or that include words such as “expects” or “estimates” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s estimates only as of the date of this news release and are not intended to give any assurance as to actual future results. Factors that might cause future results to differ include: the amount of non-cash stock option expense, which will depend on the Company’s stock price and fluctuations in that price over time; and general economic and business conditions. PRA’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to risks and uncertainties that are described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its prospectus dated November 17, 2004. This document can be accessed in the SEC’s EDGAR database found at www.sec.gov. Please note that PRA assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.

About PRA International

PRA International is one of the world’s leading clinical development organizations, with over 2,500 employees working from offices in North America, Europe, South America, Africa, Australia and Asia. PRA delivers services to its clients through a unique approach called Project Assurance(SM), which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.

To learn more about PRA International, please visit http://www.prainternational.com.